Exhibit 8.1

List of Significant Subsidiaries and Consolidated Variable Interest Entities of the Registrant

Subsidiary	Place of Incorporation
Beike Group (Cayman) Limited	Cayman Islands
Beike Group (BVI) Limited	British Virgin Islands
Sharehome HK International Limited	Hong Kong
Beike (Tianjin) Investment Co., Ltd.	PRC
Jinbei (Tianjin) Technology Co., Ltd.	PRC
Beike Jinke (Tianjin) Technology Co., Ltd.	PRC
Lianjia (Tianjin) Enterprise Management Co., Ltd.	PRC
Beijing Lianjia Zhidi Real Estate Brokerage Co., Ltd.	PRC
Beijing Fangyuan Real Estate Consulting Services Co., Ltd.	PRC
Beijing Lianjia Gaoce Real Estate Brokerage Co., Ltd.	PRC
Deyou Real Estate Agency Co., Ltd.	PRC
Shanghai Xiaoheng Network Technology Co., Ltd.	PRC
Shanghai Deyou Property Consulting Co., Ltd.	PRC
Shenzhen Lianjia Real Estate Brokerage Co., Ltd.	PRC
Shenzhen Fangjianghu Technology Co., Ltd.	PRC
Sichuan Lianjia Real Estate Brokerage Co., Ltd.	PRC
Chengdu Fangjianghu Information Technology Co., Ltd.	PRC
Tianjin Lianjia Fangjianghu Technology Co., Ltd.	PRC
Zhengzhou Fangjianghu Information Technology Co., Ltd.	PRC
Xi’an Fangjianghu Information Technology Co., Ltd.	PRC
Wuhan Fangjianghu Information Technology Co., Ltd.	PRC
Beike Zhaofang (Beijing) Technology Co., Ltd.	PRC
Beike Technology Co., Ltd.	PRC
Deyou (Tianjin) Real Estate Services Co., Ltd.	PRC

Consolidated Variable Interest Entity	Place of Incorporation
Beijing Lianjia Real Estate Brokerage Co., Ltd.	PRC
Beijing Yiju Taihe Technology Co., Ltd.	PRC
Tianjin Xiaowu Information & Technology Co., Ltd.	PRC

Subsidiary of Consolidated Variable Interest Entity	Place of Incorporation
Beijing Zhongrongxin Financing Guarantee Co., Ltd.	PRC
Beijing Ehomepay Technologies Co Ltd.	PRC